Exhibit 10.2

Lion Group Holding Ltd. Signs Non-Binding Memorandum of Understanding to Acquire Aquila Hash, Inc.

SINGAPORE, June 18, 2026 /PRNewswire/ – Lion Group Holding Ltd. (NASDAQ: LGHL) (“Lion Group” or the “Company”), today announced that it has entered into a non-binding memorandum of understanding (“MOU”) with Aquila Hash, Inc. (“Aquila Hash”), a U.S.-headquartered global AI infrastructure platform company, to acquire 100% of the issued and outstanding capital stock of Aquila Hash for consideration to be determined in definitive agreements.

Under the proposed transaction, Lion Group aims to acquire Aquila Hash, a pioneer in developing and operating AI Factories, GPU cloud platforms, and AI-native services. Aquila Hash provides end-to-end AI infrastructure solutions, including data center fit-out and deployment, global supply chain services, GPU cluster integration, and operations management. The Company has established a strong footprint across North America, Asia-Pacific, and Europe, supporting large-scale AI infrastructure projects for hyperscalers and enterprises.

This strategic acquisition aligns with Lion Group’s vision to strengthen its presence in the rapidly growing AI infrastructure sector, capitalizing on the explosive demand for high-performance computing capacity driven by AI adoption worldwide.

“Aquila Hash’s advanced AI infrastructure capabilities and proven execution in deploying GW-scale data center projects make it an ideal addition to Lion Group. This transaction will enable us to deliver comprehensive AI solutions globally, accelerating our growth in the AI economy. We are excited to partner with Aquila Hash’s talented team and look forward to driving significant value for our stakeholders,” said Wilson Wang, Chief Executive Officer of Lion Group Holding Ltd.

“We are pleased to enter into this MOU with Lion Group and explore the potential for a strategic combination,” said Bin Yang, Co-Founder and Chief Executive Officer of Aquila Hash.

“Aquila Hash has built a strong foundation in AI Factory development, GPU cloud services, and AI infrastructure operations. As global demand for AI infrastructure continues to accelerate, access to capital, strategic resources, and scalable operating platforms will become increasingly important to supporting the next phase of growth. We believe Lion Group’s public company platform, capital markets expertise, and financing capabilities could create meaningful opportunities to accelerate our expansion, strengthen our ability to execute larger-scale AI infrastructure projects, and further advance our vision of building the foundational infrastructure layer for the next generation of artificial intelligence.We look forward to working closely with Lion Group to evaluate the potential strategic benefits and long-term value creation opportunities for both organizations.”

The transaction remains subject to the completion of due diligence, negotiation and execution of definitive agreements, and satisfaction of customary closing conditions. The MOU is non-binding (except for certain provisions such as exclusivity, confidentiality, and termination), and there can be no assurance that a definitive agreement will be reached or that the proposed acquisition will be consummated.

About Lion Group Holding Ltd.

Lion Group Holding Ltd. (Nasdaq: LGHL) operates an all-in-one, state-of-the-art trading platform that offers a wide spectrum of products and services, including (i) total return swap (TRS) trading, (ii) contract-for-difference (CFD) trading, and (iii) Over-the-counter (OTC) stock options trading. Additional information may be found at http://ir.liongrouphl.com.

About Aquila Hash, Inc.

Aquila Hash is a global AI infrastructure platform company headquartered in the United States, focused on developing and operating AI Factories, GPU cloud platforms, and AI native services. Through its integrated ecosystem of data center capacity, power infrastructure, hardware supply chains, and AI platform technologies, the Company enables enterprises to deploy, scale, and optimize AI workloads across global markets.

With end-to-end capabilities spanning infrastructure sourcing, data center deployment, AI cluster integration, operations management, and platform development, Aquila Hash has established a global operating footprint across North America, Asia-Pacific, and Europe. The Company has supported the development and operation of large-scale AI infrastructure projects and continues to expand its AI cloud and platform businesses to address the rapidly growing demand for AI computing capacity.

Aquila Hash is building the next generation of AI native compute infrastructure, positioning itself as a key enabler of the global AI economy and a foundational infrastructure layer for future AI applications.

Forward-Looking Statements

This press release contains, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Lion’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements about: Lion’s entry into a memorandum of understanding and its anticipated benefits; the proposed acquisition of Aquila Hash, including the ability to negotiate and execute definitive agreements, the expected timing, structure, and terms of the transaction, and the satisfaction of closing conditions; the expected benefits and synergies of the proposed transaction, including the ability to deliver comprehensive AI solutions globally, accelerate growth in the AI infrastructure sector, and create value for stakeholders; the ability to successfully integrate Aquila Hash’s business, operations, technology, and personnel; expectations regarding the AI infrastructure market and demand for high-performance computing capacity; Lion’s goals and strategies; Lion’s future business development, financial condition and results of operations; and assumptions underlying or related to any of the foregoing. Lion cautions that the foregoing list of factors is not exclusive. Lion cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Lion does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. Additional information concerning these and other factors that may impact our expectations and projections can be found in Lion’s periodic filings with the SEC, including Lion’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025. Lion’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts

Lion Group Holding Ltd.

Tel: +65 8877 3871

Email: ir@liongrouphl.com